Ex-23.h.2
ADMINISTRATIVE SERVICES PLAN
NATIONWIDE VARIABLE INSURANCE TRUST
Effective May 1, 2007;
Amended May 1, 2009*
     Section 1. This Administrative Services Plan (the “Plan”) constitutes the administrative services plan for the funds as listed on Exhibit A, as amended from time to time (collectively, the “Funds”), each a series of Nationwide Variable Insurance Trust (the “Trust,” formerly known as Gartmore Variable Insurance Trust), and is adopted upon review and approval by the Board of Trustees of the Trust.
     Section 2. Upon the recommendation of the administrator of the Funds, any officer of the Trust is authorized to execute and deliver, in the name and on behalf of the Fund, written agreements in substantially any other form duly approved by the Board of Trustees of the Trust (“Servicing Agreements”) with financial institutions which are shareholders of record or which have a servicing relationship (“Service Organizations”) with the beneficial owners of a Fund’s shares of beneficial interest (“Shares”). Such Servicing Agreements shall require the Service Organizations to provide administrative support services as set forth therein and as described in a Fund’s applicable registration statement to their customers who own of record or beneficially Shares. In consideration for providing such services, a Service Organization will receive a fee, computed daily and paid monthly in the manner set forth in the Servicing Agreements, and up to the annual rate listed on Exhibit A for each class of Shares owned of record or beneficially by such customers. Any bank, trust company, thrift institution, broker, dealer, broker-dealer, insurance company or other financial institution is eligible to become a Service Organization and to receive fees under this Plan. All expenses incurred by a Fund with respect to its Shares in connection with the Servicing Agreements and the implementation of this Plan shall be borne entirely by the holders of Shares of that Fund.
     Section 3. So long as this Plan is in effect, the administrator shall provide to a Fund’s Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.
     Section 4. The Plan shall not take effect with respect to the Shares of a Fund until it has been approved, together with the form of the Servicing Agreements, by a vote of a majority of the Trustees who are not “interested persons” of that Fund (as defined in the Investment Company Act of 1940, as amended) and who have no direct or indirect financial interest in the operation of this Plan or in any agreements related to this Plan (the “Disinterested Trustees”), cast in person at a meeting called for the purpose of voting on the Plan or such Servicing Agreement; provided, however, that the Plan is not implemented prior to the effective date of the post-effective amendment to a Fund’s registration statement describing the Plan and its implementation with respect to that Fund.

     Section 5. Unless sooner terminated, this Plan shall continue until April 30, 2008, and thereafter, shall continue automatically for successive annual periods provided such continuance is approved at least annually by a majority of the Board of Trustees, including a majority of the Disinterested Trustees.
     Section 6. This Plan may be amended at any time with respect to a Fund by the Board of Trustees, provided that any material amendments of the terms of this Plan shall become effective only upon the approvals set forth in Section 4.
     Section 7. This Plan is terminable at any time with respect to a Fund by vote of a majority of the Disinterested Trustees.
     Section 8. While this Plan is in effect, the selection and nomination of those Disinterested Trustees shall be committed to the discretion of the Disinterested Trustees of the Trust.
     Section 9. This Plan has been adopted as of May 2, 2005, as subsequently amended effective May 1, 2009.
     Section 10. The Trust is a statutory trust formed under the laws of the State of Delaware and under an Agreement and Declaration of Trust, as from time to time amended or restated, to which reference is hereby made.

EXHIBIT A
TO ADMINISTRATIVE SERVICES PLAN
OF NATIONWIDE VARIABLE INSURANCE TRUST
Name of Fund
NVIT Nationwide Fund
NVIT Growth Fund
NVIT Government Bond Fund
NVIT Money Market Fund
NVIT Money Market Fund II
NVIT Multi-Manager Small Company Fund
JP Morgan NVIT Balanced Fund**
Van Kampen NVIT Comstock Value Fund
Gartmore NVIT Worldwide Leaders Fund
Federated NVIT High Income Bond Fund
NVIT Multi Sector Bond Fund
NVIT Multi-Manager Small Cap Value Fund
NVIT Mid Cap Index Fund
NVIT Multi-Manager Small Cap Growth Fund
NVIT Mid Cap Growth Fund**
NVIT Technology and Communications Fund
NVIT Health Sciences Fund
Gartmore NVIT Emerging Markets Fund
Gartmore NVIT International Equity Fund
NVIT U.S. Growth Leaders Fund
NVIT Global Financial Services Fund
Gartmore NVIT Global Utilities Fund
NVIT Investor Destinations Aggressive Fund
NVIT Investor Destinations Moderately Aggressive Fund
NVIT Investor Destinations Capital Appreciation Fund
NVIT Investor Destinations Moderate Fund
NVIT Investor Destinations Balanced Fund
NVIT Investor Destinations Moderately Conservative Fund
NVIT Investor Destinations Conservative Fund
NVIT Nationwide Leaders Fund
NVIT Multi-Manager International Value Fund
NVIT S&P 500 Index Fund
Gartmore NVIT Developing Markets Fund
American Funds NVIT Growth Fund
American Funds NVIT Global Growth Fund
American Funds Asset Allocation Fund
American Funds NVIT Bond Fund
American Funds NVIT Growth-Income Fund
NVIT Bond Index Fund
NVIT International Index Fund
NVIT Small Cap Index Fund

Name of Fund
NVIT Enhanced Income Fund
NVIT Multi-Manager Large Cap Growth Fund
NVIT Multi-Manager Mid Cap Growth Fund
NVIT Multi-Manager International Growth Fund
NVIT Core Bond Fund
NVIT Core Plus Bond Fund
Neuberger Berman NVIT Socially Responsible Fund
Neuberger Berman NVIT Multi Cap Opportunities Fund
Van Kampen NVIT Real Estate Fund
NVIT Cardinal Conservative Fund
NVIT Cardinal Moderately Conservative Fund
NVIT Cardinal Balanced Fund
NVIT Cardinal Moderate Fund
NVIT Cardinal Capital Appreciation Fund
NVIT Cardinal Moderately Aggressive Fund
NVIT Cardinal Aggressive Fund
NVIT Multi-Manager Mid Cap Value Fund
NVIT Short Term Bond Fund
NVIT Multi-Manager Large Cap Value Fund
Templeton NVIT International Value Fund
AllianceBernstein NVIT Global Fixed Income Fund
Oppenheimer NVIT Large Cap Growth Fund
American Century NVIT Multi Cap Value Fund

*	As approved at the January 16, 2009 Board Meeting.

**	Currently anticipated to reorganize in 2nd Quarter 2009.
Each Fund shall pay amounts not exceeding on an annual basis a maximum amount (for those Funds which have Class designations) of:
–	25 basis points (0.25%) of the average daily net assets of the Class I, Class II, Class III, Class VI or Class VIII shares of a Fund

–	20 basis points (0.20%) of the average daily net assets of the Class IV shares of a Fund

–	10 basis points (0.10%) of the average daily net assets of the Class V shares of a Fund.

–	0 basis points (0.00%) of the average daily net assets of the Class Y shares of a Fund.
The amount to be paid by each Class will be a Class expense.
For those Funds whose shares are not designated by Class, each Fund shall pay amounts not exceeding on an annual basis a maximum amount of 25 basis points (0.25%) of the average daily net assets of the total shares of each Fund.